Exhibit 23.1
DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Ezra J. Green, Director and Chief Executive Officer
Clear Skies Solar, Inc.
200 Old Country Road, Suite 610Q
Mineola, New York 11501

Dear Mr. Green,

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation in Amendment No. 5 to the Registration Statement of Clear Skies Solar, Inc. on Form S-1/A of our report on the consolidated financial statements of the Company as its registered independent auditors dated May 14, 2009, as of and for the periods ended December 31, 2008, and 2007.  We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
October 30, 2009.